Exhibit 16



LETTER FROM DELOITTE & TOUCHE LLP
CERTIFIED PUBLIC ACCOUNTANTS




                              DELOITTE & TOUCHE LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                                   ATLANTA, GA



November 24, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Biofield Corp.'s Form 8-K dated November 20, 2003, and have the following comments:

1. We agree with the statements made in sentences one through four in the first paragraph, and the sentence made in the second paragraph.

2. We have no basis on which to agree or disagree with the statements made in sentences five and six in the first paragraph.

Yours truly,


/s/ DELOITTE & TOUCH LLP
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DELOITTE & TOUCH LLP
CERTIFIED PUBLIC ACCOUNTANTS